Item 77I - 	Deutsche Capital Growth Fund,
Deutsche Core Equity Fund,
Deutsche CROCI(R) U.S. Fund,
Deutsche Small Cap Core Fund,
Deutsche Mid Cap Growth Fund,
and Deutsche Small Cap Growth
Fund (each, a series of Deutsche
Investment Trust, and each a
"Fund")
Class T shares for Deutsche Capital Growth Fund,
Deutsche Core Equity Fund, Deutsche Small Cap Core
Fund, Deutsche Mid Cap Growth Fund, and Deutsche
Small Cap Growth Fund became effective on February
1, 2017. Class T shares for Deutsche CROCI? U.S. Fund became effective on March 16, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of May 23, 2017, Class T shares were not available for purchase.
Class R shares for Deutsche CROCI(R) U.S. Fund became effective on December 9, 2016. Class R shares are sold solely to participants in certain retirement plans, without a front-end sales load or a CDSC. They have an annual distribution fee and an annual shareholder servicing fee.